UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported):  July 13, 2011
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GYRODYNE COMPANY OF AMERICA, INC.
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(Exact name of Registrant as Specified in its Charter)

New York	000-01684	11-1688021
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(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 FLOWERFIELD, SUITE 24
ST. JAMES, NEW YORK 11780
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(Address of principal executive
offices) (Zip Code)

(631) 584-5400
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Registrant’s telephone number,
including area code

N/A
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(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On July 13, 2011, Gyrodyne Company of America, Inc. (the “Company”) issued a press release announcing the filing of a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) for a rights offering to its existing shareholders.  The rights will be issued to all shareholders as of a record date, which will be determined promptly following the registration statement being declared effective by the SEC. The subscription price has also yet to be determined.  The Company will provide notice of the record date and subscription price in the future at such time as they are determined.  Assuming the rights offering is fully subscribed, the Company currently expects the net proceeds to be approximately $9 million.

The proposed offering will also include an over-subscription privilege, which will entitle a shareholder who exercises all of its basic subscription privilege in full the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. If the rights offering is over-subscribed, the Company may elect to offer a number of additional shares to fulfill over-subscription requests such that the maximum net proceeds in the offering would be approximately $10 million.

The net proceeds of the offering will be used to pursue the Company’s rights in its condemnation litigation, to fund the cost of pursuing development rights for its Flowerfield property, to make necessary capital improvements in its real estate portfolio and for general working capital.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
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99.1	Press Release of the Company dated July 13, 2011, announcing the Company’s plans for a rights offering to its shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GYRODYNE COMPANY OF AMERICA, INC.

By:	/s/ Stephen V. Maroney
Stephen V. Maroney
President and Chief Executive Officer

Date: July 13, 2011